Exhibit 3.1

FORM OF CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BIOAFFINITY TECHNOLOGIES, INC.

bioAffinity Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on March 26, 2014, as previously amended by that Certificate of Amendment filed with the Secretary of State on May 31, 2016, that Certificate of Designation filed with the Secretary of State on July 13, 2017, that Certificate of Amendment filed with the Secretary of State on November 29, 2021, that Certificate of Amendment filed with the Secretary of State on June 23, 2022, that Certificate of Amendment filed with the Secretary of State on June 6, 2023 and that Certificate of Amendment filed with the Secretary of State on June 5, 2024 (as previously amended, the “Certificate of Incorporation”).

2. The Corporation’s Board adopted resolutions setting forth this amendment to the Corporation’s Certificate of Incorporation declaring said amendment to be advisable and soliciting the approval of the Corporation’s stockholders. Thereafter, the necessary number of shares as required by statute approved this amendment at a properly noticed and duly convened meeting of the Corporation’s stockholders.

3. Section 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows: “4. The total number of shares of common stock which the Corporation is authorized to issue is 350,000,000, at a par value of $0.007 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 20,000,000, at a par value of $0.001 per share.”

4. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Maria Zannes, its President and Chief Executive Officer, this 13th day of August, 2025.

/s/ Maria Zannes
Maria Zannes
President and Chief Executive Officer

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